As filed with the Securities and Exchange Commission on April 20, 2010
==============================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOFIA REAL ESTATE GROUP, INC.

(Exact name of registrant as specified in its charter)

NEVADA	6531	26-4054069
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6011 El Parque Avenue
Las Vegas, NV 89146
Phone: +1 (877) 507-6342
Fax: +1 (702) 973-0200

(Address and telephone number of principal executive offices)

Felix Danciu
President
6011 El Parque Avenue
Las Vegas, NV 89146
Phone: +1 (877) 507-6342
Fax: +1 (702) 973-0200

(Name, address and telephone numbers of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
The O’Neal Law Firm, P.C.
6626 East Raftriver Street
Mesa, Arizona 85215
Phone: +1 (480) 812-5041
Fax: +1 (888) 353-8842

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock	436,700 shares	$0.05 per share	$21,835	$1.56

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Prospectus
Sofia Real Estate Group, Inc.
A Nevada Corporation
436,700 Shares of
Common Stock

This prospectus relates to 436,700 shares of common stock of Sofia Real Estate Group, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ______________, 2010.

PROSPECTUS SUMMARY AND RISK FACTORS

THE COMPANY

Sofia Real Estate Group, Inc. (“SREG”) was formed in the State of Nevada on October 16, 2008 with the goal to become a leading real estate development company. We plan to develop, realize and manage real estate projects with a focus on residential, office and commercial buildings in the Central and Eastern European real estate market.

SREG will act as a holistic real estate project manager, which means that we will manage and control the entire process from project development to realization, including financing, engineering and construction, up to the ongoing administration and maintenance of the wholly-owned real estate projects.

Additionally, we plan to offer real estate project management services to joint-venture partners and/or third-party clients who wish to profit from our knowledge and expertise in the field of real estate project development.

Our principal executive office is located at 6011 El Parque Avenue, Las Vegas, NV 89146. Our telephone number is (877) 507-6342.

Management, or affiliates thereof, will not purchase shares in this offering.

NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 436,700 shares of our common stock. The offered shares were acquired by the selling stockholders in a private transaction, which is exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

NUMBER OF SHARES OUTSTANDING

There were 3,865,400 shares of our common stock issued and outstanding at April 1, 2010.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL INFORMATION

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from October 16, 2008 (date of inception) through December 31, 2009, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 26 of this prospectus.

	As of December 31, 2009 (Audited)	As of December 31, 2008 (Audited)
Balance Sheet
Current and Other Assets	$76, 685	$0
Current Liabilities	$130	$5,831
Stockholders’ Equity (Deficit)	$76,555	$(5,831)

SUMMARY OF FINANCIAL INFORMATION - continued

	For the Year Ended December 31, 2009 (Audited)	For the Year Ended December 31, 2008 (Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$23,312	$5,836
Net Loss	$23,212	$5,836

We have just commenced our operations and are currently without revenue. Our company has one employee at the present time (a President/CEO/CFO). As of December 31, 2009, our accumulated deficit was $(29,049). We anticipate that we will operate in a deficit position through December 2010, and will become profitable and sustain positive cash flows after December 2010.

RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in SREG. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

We have no operating history and have maintained losses since inception, which we expect to continue into the near term.

We were incorporated on October 16, 2008 and only just recently commenced operations. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to December 31, 2009 was $(29,049). Our ability to achieve and maintain profitability and positive cash flow beyond the near term is dependent upon:

•	Our ability to further develop our customer base for our products:
•	Our ability to control costs; and,
•	Our ability to compete with other companies offering similar services.

Based upon our proposed plans, we expect to incur operating losses through December 2010, and be profitable thereafter. There will be substantial costs and expenses associated with the development and marketing of our products in Europe for which revenues in that area will be initially limited. Failure to generate revenues initially these markets could cause us to go out of business.

If we are unable to obtain the necessary revenues and financing to implement our business plan, we will not have the money to pay our ongoing expenses and we may go out of business unless our existing shareholder base provides funding.

Our ability to successfully sell our services to generate operating revenues in other countries depends on our ability to sustain overall profitability and cash flows to implement our business plan. Given that we have no operating history, no present revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we plan to sell equity securities to be able to pay our operating costs. Should this fail, we may go out of business unless our shareholder base or other investors provides us with the needed funding.

RISK FACTORS - continued

At December 31, 2009, we had $65,135 of cash. As of April 12, 2010, we had $47,672. Our budgeted operating cash expenditures for the next 12 months through March 2011 are approximately $45,000 and our budgeted cash flow from gross profit is $0.

How long SREG will be able to satisfy its cash requirements depends on how quickly we can generate sales in the targeted countries. Although there can be no assurance at present, we plan to be in a position to generate revenues by December 31, 2010. We estimate that as of December 31, 2010, we will generate sufficient cash flow from operations to fund all expenditures under our present business plan.

We plan on selling additional equity securities to generate sufficient cash flows to supplement our operating budget until operations support continuing cash flows. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders depending on the price we can sell such shares. The resale of shares by our existing stockholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities.

We have limited sales and marketing experience.

Our management has limited experience in marketing our proposed products and no distribution system has yet been successfully tested. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful or that we will be able to attract and retain qualified individuals with marketing and sales expertise. Our future success will depend, among other factors, upon whether our products can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them. There can be no assurance that our services will gain wide acceptance in our targeted markets or that we will be able to effectively market our services.

If our estimates related to expenditures and cash flow from operations are erroneous, and we are unable to sell additional equity securities, our business could fall short of expectations and you may lose your entire investment.

Our financial success is dependent in part upon the accuracy of our management’s estimates of expenditures and cash flow from operations (see “Plan of Operation”). If such estimates are erroneous or inaccurate, we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

We may not be able to compete effectively against our competitors.

We are engaged in a very competitive market. Competition from other companies in the same market will be intense and is expected to increase. Many of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than we do. There can be no assurance that our competitors will not develop services that are more effective than those being developed by us or that would render our services obsolete or noncompetitive.

Our business model may not be sufficient to achieve success in our intended market.

Our survival is dependent upon the market acceptance of our services. Should these services be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate services we can offer to ensure our survival.

Inability of our officers and directors to devote sufficient time to the operation of the business may limit our success.

Presently, the sole officers and director of SREG allocates approximately 5% of his time to the operation of SREG’s business. Our sole officer and director will devote additional time as necessary as we implement our business plan. Since our officers and directors are currently involved part time elsewhere, they may not be able to devote full time availability to work for SREG.

Should the business develop faster than anticipated, the officers and directors will have to retain other personnel to ensure that it continues as a going concern.

RISK FACTORS - continued

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our products and services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers would negatively impact our ability to sell our products, which could adversely affect our financial results and impair our growth.

Our independent auditor’s report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, De Joya Griffith & Company, LLC, Certified Public Accountants, state in their audit report, dated March 30, 2010, and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Risks Associated with our Business

Fluctuations of rents could lead to a decrease in earnings and profitability.

Any decrease or failure of regular rent payments can lead to decrease in earnings and profitability on real estate and therefore subsequently lead to a decrease in real estate value and price.

Fluctuations in financing cost (interest) could materially increase our costs.

Any negative fluctuations (increase) of interest on loans can lead to increased real estate costs and therefore could lead to a decrease in real estate value and price.

Unexpected increases in construction and/or maintenance cost could negatively affect our profitability.

Negative fluctuations (increase) of unexpected construction and/or maintenance costs can lead to increased project costs and/or annual real estate costs and therefore lead to a decrease in real estate value and price.

Risk of decrease in real estate prices caused by changes in market conditions could negatively affect our profitability.

Consequence of general market conditions can lead to a decrease in demand for real estate, such as a seen during the recent global financial crisis. Therefore, a decrease in real estate prices can lead to a decrease in the company’s overall performance.

We are subject to a variety of legal risks associated with the management and development of our projects.

Our company is subject to a variety of legal risks associated with the management and development of our projects, including:

•	Risks of liability for violation of zoning ordinances;
•	Risks of liability for environmental hazard clean-up;
•	Risks of liability to others who are injured on the property (such as an uphill landowner who is responsible when his land slides onto a downhill landowner’s property); and,
•	Risks of failing to maintain property or of knowingly creating a condition that causes injury to someone’s property or person without taking steps to eliminate the hazard or provide a proper warning.

Any one of these occurrences could have a material impact on our ability to generate revenues and profits from our projects.

RISK FACTORS - continued

We are subject to risks related to the sale and disposal of our properties.

We are subject to numerous risks associated with the sale and disposal of our properties, including risks of liability to a purchaser when a property is sold (can be caused, for example, if there is a problem in transferring title, interest or possession, etc.), or the failure of the buyer’s ability to execute a specific real estate transaction, although a duly authorized purchase agreement was signed and agreed by the parties.

Our business is subject to international, federal, state and local government regulations.

The market for real estate development projects is influenced by international, federal, state and local government regulations and policies concerning the real estate industry. Real estate companies could lobby for a change in the relevant legislation in their markets to protect their current income opportunities. Any adverse changes to the regulations and policies of the real estate industry could deter other real estate developers or investors from the markets targeted by Sofia Real Estate Group, Inc. Such changes include (i) changes in tax policies and rules within a specific geographical target market which could cause unexpected tax burdens and therefore subsequently to decrease in company’s overall performance, and (ii) changes in regulations regarding foreign real estate investors which can limit or even prohibit the realization of real estate projects in foreign countries and/or force the company to sell existing real estate assets under time pressure.

Risks Associated with our Common Stock

SREG stockholders may experience difficulty in reselling their stock, which may be caused by a lack of an active public trading market.

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to have our common stock quoted on the OTC Bulletin Board as soon as practicable. However, there can be no assurance that SREG’s shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may experience volatility.

Broker-dealers may be discouraged from effecting transactions in our shares because we are considered a penny stock and subject to penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on FINRA broker-dealers who make a market in “penny stocks.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are not currently traded on NASDAQ nor on any other exchange nor are they quoted on the OTC Bulletin Board or “OTCBB.” Following the date that the registration statement, in which this prospectus is included, becomes effective, we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the FINRA an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTCBB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTCBB, it is very likely that our stock will be considered a “penny stock.” In that case, purchases and sales of our shares will be generally facilitated by FINRA broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

RISK FACTORS - continued

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 shares of common stock, of which 3,865,400 shares are issued and outstanding as of April 1, 2010. We have no shares of preferred stock. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of SREG in the future.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 10, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 436,700 shares of common stock, which were issued pursuant to a private placement exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is arbitrary and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock pursuant to a private placement exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 436,700 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of April 1, 2010, and the number of shares of common stock covered by this prospectus.

SELLING SECURITY HOLDERS - continued

The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Name of Selling Stockholder	Common Shares Owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder after Offering and Percent of Total Issued and Outstanding (1)
			# of	% of
			Shares	Class
Agromerkur AG (3)	2,700,000	100,000	2,600,000	67.3%
Partner Capital Investment Ltd. (4)	176,300	50,000	126,300	3.3%
Frostilos Business Corp. (5)	168,000	50,000	118,000	3.1%
Horst Invest Corp. (6)	160,000	40,000	120,000	3.1%
Valentino Marketing Ltd. (7)	152,700	40,000	112,700	2.9%
Una Finance Ltd. (8)	145,600	30,000	115,600	3.0%
Nali Finance Corp. (9)	138,800	30,000	108,800	2.8%
United Equity Capital AG (10)	132,300	30,000	102,300	2.6%
Celestial Global Holding Inc. (11)	20,000	15,000	5,000	0.1%
Centrino Management Co., Ltd. (12)	15,000	12,000	3,000	0.1%
Green Coast Partners Ltd. (13)	12,000	10,000	2,000	0.1%
Feng Shui International Co., Ltd. (14)	10,000	8,000	2,000	0.1%
Apus Holdings Inc. (15)	10,000	8,000	2,000	0.1%
Checkmate Holdings Inc. (16)	8,000	5,000	3,000	0.1%
La Rumba S.A. (17)	8,000	5,000	3,000	0.1%
April A. Humblias	1,000	1,000	0	0.0%
Panagiotis Karadimas	300	300	0	0.0%
Ioannis Karadimas	200	200	0	0.0%
Marek Schroeder	100	100	0	0.0%
Julia Schroeder	100	100	0	0.0%
Bennet Schroeder	100	100	0	0.0%
Marisa Schroeder	100	100	0	0.0%
Vasilios Vordonis	100	100	0	0.0%
Marcos Docal	100	100	0	0.0%
Birthe Docal	100	100	0	0.0%
Loris Docal	100	100	0	0.0%
Mathias Drews	100	100	0	0.0%
Leano Docal	100	100	0	0.0%
Dirk Schewe	100	100	0	0.0%
Jan E. Chason	100	100	0	0.0%
Sven Kriegbaum	100	100	0	0.0%
Jan Kriegbaum	100	100	0	0.0%
Thorsten Foerster	100	100	0	0.0%
Spiros Catechis	100	100	0	0.0%
Spyros Argyros	100	100	0	0.0%
Colonial Ventures LLC (18)	100	100	0	0.0%
Stamatios Catechis	100	100	0	0.0%
Antonio Suffren	100	100	0	0.0%
Themistoclis Catechis	100	100	0	0.0%
Neil Mohinani	100	100	0	0.0%
Total	3,860,400	436,700	3,428,700	88.7%

(1)	Assumes all of the shares of common stock offered are sold. Based on 3,865,400 common shares issued and outstanding on April 1, 2010.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

SELLING SECURITY HOLDERS - continued

Company	Controlling Shareholder
(3) Agromerkur AG	Hans Wadsack (Director)
(4) Partner Capital Investment Ltd.	Esther N. Aguet (President)
(5) Frostilos Business Corp.	Dr. Fabio Delco (Director)
(6) Horst Invest Corp.	Martin Staeubli (Director)
(7) Valentino Marketing Ltd.	Severin Knuesel (Director)
(8) Una Finance Ltd.	Katerina Loannides (Director)
(9) Nali Finance Corp.	Irene G. Spoerry (Director)
(10) United Equity Capital AG	Dr. Philippe Meyer (President)
(11) Celestial Global Holding Inc.	Christine Ping (Director)
(12) Centrino Management Co., Ltd.	Lorena Cervantes (Director)
(13) Green Coast Partners Ltd.	Ricardo Escalante (Director)
(14) Feng Shui International Co., Ltd.	Emely Perez (Director)
(15) Apus Holdings Inc.	Paula Jonch (Director)
(16) Checkmate Holdings Inc.	Paul Jonch (Director)
(17) La Rumba S.A.	Christina Chow (Director)
(18) Colonial Ventures, LLC	Gregory Cohen (Director)

There are no family relationships between any of the above noted stockholders and our officers and directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)
Block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	An exchange distribution in accordance with the rules of the exchange;
(d)	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	Privately negotiated transactions;
(f)	A combination of any aforementioned methods of sale; and,
(g)	Any other method permitted pursuant to applicable law, including compliance with SEC’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

PLAN OF DISTRIBUTION - continued

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is First American Stock Transfer, 4747 North 7th Street, Suite 170, Phoenix, Arizona 85014. Their phone number is +1 (602) 485-1346 and their fax number is +1 (602) 788-0423.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings or litigation at this time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock with $0.001 par value, of which 3,865,400 shares are issued and outstanding as of April 1, 2010. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of SREG.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of SREG, holders are entitled to receive, ratably, the net assets of SREG available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. To the extent that additional shares of SREG’s common stock are issued, the relative interest of then existing stockholders may be diluted.

Preferred Stock

We have no preferred stock authorized or issued.

INTEREST OF NAMED EXPERTS AND COUNSEL

SREG has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in SREG, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of SREG.

De Joya Griffith & Company, LLC, Certified Public Accountants, has audited our financial statements for the period from our inception on October 16, 2008 through fiscal year ended December 31, 2009, and presented its audit report dated March 30, 2010 regarding such audit which is included with this prospectus with De Joya Griffith & Company, LLC consent as experts in accounting and auditing.

The O’Neal Law Firm, P.C., whose offices are located at 6626 East Raftriver Street, Mesa Arizona 85215, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of The O’Neal Law Firm, P.C.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Felix Danciu 6011 El Parque Avenue Las Vegas, NV 89146	CEO/President/Secretary/ Treasurer/Director	31	October 16, 2008

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Mr. Felix Danciu, Chief Executive Officer, President, Secretary, Treasurer and Member of the Board of Directors

Mr. Danciu has been serving as SREG’s Chief Executive Officer, President, Secretary, Treasurer and a member of our Board of Directors since October 16, 2008. The term of his office is for one year and is renewable on an annual basis. From August of 2002 until the present time, Mr. Danciu has been the Managing Director of Olive Capital LLC, an international private merchant and investment banking firm headquartered in Las Vegas that is focused on middle-market companies with under US$200 million in annual revenues. He is an investment banker and private equity veteran specializing in leveraged buyouts and corporate finance. An expert in financial analysis and securities valuation, Mr. Danciu has completed numerous corporate transactions the past decade and has extensive knowledge and experience in the research and trading of equity strategies and high-yield bonds.

Mr. Danciu holds Bachelor of Arts Degrees in Economics and Government from Cornell University, Ithaca, NY.

Mr. Danciu is currently devoting approximately 4-5 hours a week of his time to SREG. Mr. Danciu expects that his involvement will increase as we implement our business plan during the next 12 months of operation.

Mr. Danciu is not currently an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or,

4.
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflict of Interest

None of our officers or directors is subject to a conflict of interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of SREG owning 5% or more of the common stock and shares owned by SREG’s directors and officers as of April 1, 2010:

COMMON STOCK

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common	Felix Danciu 6011 El Parque Avenue Las Vegas, NV 89146	5,000 Direct	0.13%
Common	Agromerkur AG 7 Bahnhofstrasse, Zug, ZG 6301, Switzerland	2,700,000 Direct	69.85%
Common	Directors and officers and 5% Shareholders as a group (1)	2,705,000	69.98%

(1)	Represents beneficial ownership.

(2)	Based on the total of 3,865,400 outstanding common shares as of the date hereof.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires SREG to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article IX of SREG’s By-Laws, SREG is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, SREG has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions” below.

DESCRIPTION OF BUSINESS

Business Development

SREG was incorporated on October 16, 2008 in the State of Nevada.

SREG has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

Since becoming incorporated, SREG has not made any significant purchase or sale of assets.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

SREG is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933 since it has a specific business plan or purpose.

Neither SREG nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Sofia Real Estate Group, Inc. (“SREG”) was incorporated on October 16, 2008 in the State of Nevada for the purpose to be engaged in the real estate development business.

Sofia Real Estate Group, Inc. intends to develop, realize and manage real estate projects with a focus on residential, office and commercial buildings in the Central and Eastern European real estate market.

Overview

Sofia Real Estate Group, Inc. was formed on October 16, 2008 with the goal to become a leading real estate development company. The company plans to develop, realize and manage real estate projects with a focus on residential, office and commercial buildings in the Central and Eastern European real estate market.

SREG will act as a holistic real estate project manager, which means that the company will manage and control the entire process from project development to realization, including financing, engineering and construction, up to the ongoing administration and maintenance of the wholly-owned real estate projects.

Additionally, SREG plans to offer real estate project management services to joint-venture partners and/or third-party clients who wish to profit from the company’s knowledge and expertise in the field of real estate project development.

DESCRIPTION OF BUSINESS - continued

Overview - continued

SREG has decided to follow a strongly focused business strategy which will include the following major aspects:

Topics	Description
Business Model
Integrated Real Estate Project Development, including:
▪    Development (Pre-Planning, Financing, Marketing)
▪    Realization (Engineering, General Contracting, Controlling)
▪    Property Management (Building Administration, Maintenance)

Real Estate Segments
▪    Residential Buildings (e.g. Apartment Buildings)
▪    Office Buildings (e.g. Business and Administrative Buildings)
▪    Commercial Buildings (e.g. Shopping Centers and Malls)
▪    Special Purpose Buildings (e.g. Parking Facilities and others)

Target Client Segments
▪    Residential Buildings:  Middle Class Families
▪    Office Buildings:  Small and MidCap Companies
▪    Commercial Buildings:  All Types of Target Consumers
▪    Special Purpose Buildings:  Private and Institutional Organizations

Operational Activities	▪ Construction of New Buildings ▪ Conversion / Renovations of Existing Buildings
Geographical Markets	Central and Eastern European Countries (CEECs), focusing on: ▪ Bulgaria ▪ Romania ▪ Serbia ▪ Hungary ▪ Ukraine ▪ Others (opportunity-driven only)

SREG does not intend to operate in the field of luxury high-end real estate properties such as luxury penthouse apartment buildings, luxury villas or Class-A office buildings (classification according to the building class definitions of BOMA, Building Owners and Managers Association International).

We will concentrate on real estate projects where we expect to achieve the following benefits:

•	Unlimited control through majority in ownership;
•	Long-term revenues from stable rental income; and,
•	Above-average return in case of property sale.

Our business model assumes that the company will develop and establish fundamental capabilities directed by a highly experienced leadership team with strong operational and marketing know-how. The selection of our strategic partners is focused on structuring mutually beneficial programs and establishing collaborative alliance/supplier relationships.

Products and Services

Sofia Real Estate intends to be engaged in the real estate sector, particularly in the market segments of residential buildings (including large rental apartment buildings as well as buildings for business apartments), office buildings (including business and administrative buildings), commercial buildings (such as shopping centers and shopping malls), and special purpose buildings (such as parking facilities and sports and leisure buildings).

DESCRIPTION OF BUSINESS - continued

Products and Services - continued

Sofia Real Estate will position the company as a holistically integrated real estate project development company that focuses on the following product and service portfolio:

Products	Description
Residential Buildings
Projects in the field of residential buildings may include development projects for single apartment buildings (e.g. townhouses consisting of a certain number of apartments, duplexes and penthouses for lease or sale) or the development of entire residential areas, which typically include the building of single or multiple family detached houses within a closed area.

Office Buildings
Projects in the field of office buildings may include the development of smaller and/or bigger buildings with the purpose to provide workplace and working environment for administrative and managerial workers for different companies.

Commercial Buildings
Projects in the field of commercial buildings may include buildings with combined functions to be used for different commercial use such as office space, retail stores and/or warehouses, or buildings to be used for shopping centers and malls.

Special Purpose Buildings	Projects in the field of special purpose buildings may include the development of parking facilities or industry buildings for manufacturing use, etc.

All of the listed products will be developed either through developing new buildings from design phase or by re-developing existing buildings through conversion and/or renovation. The selection of a specific development approach will finally depend on the total of investment cost and returns that can be budgeted/expected in relation to a specific development project.

Services	Description
Development
The early development process typically includes the different stages of developing a holistic real estate concept together with planners and architects, the development of an appropriate financing concept, the sourcing of capital, and the implementation of an effective marketing and sales strategy.

Realization
Realization includes the fields of planning the building technology, general planning of the construction procedure, contracting of construction companies and building service providers, and the monitoring and controlling of the entire construction process up to completion of the building(s) and its surrounding location area.

Property Management	Property management may include the areas of technical maintenance, building and tenant administration, and further ongoing marketing services whenever necessary.

Sofia Real Estate Group, Inc. will act as a holding company which will own 100% of the equity of locally operating companies as subsidiaries, which Sofia Real Estate Group, Inc. will either acquire or develop. The day-to-day operations of these subsidiaries will be managed in those countries where the group intends to have its real estate projects based.

Day-to-day operations of such subsidiaries may include:

•	Searching for and valuation of attractive properties for acquisition;
•	Identification of distressed, underperforming, or mismanaged properties;
•	Development of profitable property concepts and marketing strategies;
•	Making of feasibility studies, financing concepts, and detailed presentations;
•	Fund-raising of required acquisition and working capital through institutional and/or high-net worth investors;
•	Management of the different stages of project realization in co-operation with contractors;
•	Operation and maintenance of property that has been developed for holding purposes; and,
•	Management of marketing and sales activities for properties, developed for the purpose of re-sale.

DESCRIPTION OF BUSINESS - continued

Products and Services - continued

Sofia Real Estate Group, Inc. will control the local operating companies (country subsidiaries). This means the company will self-perform the financial controlling and reporting of the entire group, monitor the day-to-day operations of the local subsidiaries, and be responsible for investor and public relations and fund raising.

At the current development stage, Sofia Real Estate Group, Inc. will lead and coordinate the evaluation and assessment procedures for the development of several potential real estate projects throughout the focused geographical target markets. This includes the research for and assessment of appropriate building land resources, the monitoring of the necessary governmental licensing procedures, and the evaluation of appropriate engineering and construction companies that can act as third-party suppliers (aka “contractors”).

The Company plans to commence with the operational work during 2010, which will include, first of all, the formation of the first local subsidiary, the set-up of local office infrastructure, and engagement of operational staff. Furthermore, the company will drive the development of its first real estate project through initializing the acquisition process of necessary land resources and immediate start of the detailed planning work for its first 30,000m2 residential project, consisting of approximately 30 single-family detached homes. Parallel to the ongoing development work, the company will enter into negotiations with banks, institutional investors and government investment funds to ensure a proper project financing, which is fundamental precondition to start with the residential construction work.

Based on our research on several comparable projects, we expect a total development time frame of 12 to 16 months maximum until such first residential project will be completed. For the period of the next 24 months, we estimate costs from $200,000 to $300,000 to finance the start of our operational work.

As of today, we are not able, yet, to determine in detail the amount of cash and capital requirements to finance the acquisition of land resources and the construction of our first residential project, since acquisition and construction cost depend on the current demand and supply situation in a specific target market. The development of appropriate financing concepts will be part of the early operational work.

Target Markets

The company intends to work in the real estate sector; particularly in the market segments of residential buildings (including large rental apartment buildings as well as buildings for business apartments), office buildings (including business and administrative buildings), commercial buildings (such as shopping centers and shopping malls), as well as special purpose buildings (such as parking facilities and sports and leisure buildings).

The targeted price segments include, first of all, residential and commercial buildings for a price-sensitive consumer and mass market retailer. Key requirements for new real estate projects in the targeted market segment are:

•	Central location;
•	Excellent transportation access (close distance to railroad, subway, road systems, etc.);
•	Favorable land and construction prices; and,
•	Affordable leases and/or purchase prices for middle-class income clients.

Regarding the geographical target market, Sofia Real Estate Group will focus on the Central and Eastern European Countries (CEECs) real estate market which includes the major emerging countries such as Bulgaria, Romania, Serbia, Hungary and Ukraine. Other prospective countries, such as Czech Republic, Poland and Slovakia, may also be considered but on opportunity-driven situations only. Central and Eastern European countries have experienced dramatic economic developments, with inward investment flows to various sectors of the economy, having clearly demonstrable effects on their real estate sector.

DESCRIPTION OF BUSINESS - continued

Target Markets - continued

The development of real estate projects will include the development and construction of brand new buildings as well as the conversion, transformation and/or renovation of existing buildings into buildings that offer better chances of achieving higher rental income and net profits.

The Central and Eastern European real estate market offers exciting and profitable opportunities, despite or even thanks to the present global financial crisis:

•	New land resources are available at favorable prices;
•	Governmental administrations are open to support new real estate projects;
•	Price pressure compels contractors to tender at economically reasonable prices; and,
•	Increasing demand for apartments, retail stores and offices at favorable prices.

Furthermore, the Central and Eastern European economy shows an ongoing stable growth, even if the strong growing trend of the last few years has been dramatically slowed down during 2009:

Selected Countries	GDP Value (in EUR billions)			Construction Output (%, y-o-y)			Construction Price Change (%, y-o-y)
	2006	2007	2008	2006	2007	2008	2006	2007	2008
Czech Republic	113.5	127.2	148.6	6.0	6.0	6.0	2.9	4.1	4.5
Hungary	89.9	101.4	105.9	-0.9	-14.4	-6.3	7.1	6.3	5.8
Poland	272.1	311.1	361.6	16.3	17.0	17.0	3.2	7.4	4.8
Romania	97.8	123.7	136.8	19.3	33.6	26.0	10.8	9.6	15.2
Slovakia	55.1	61.5	64.8	14.9	5.7	12.1	3.9	4.0	5.6

Source: PMR Business Services for Global Decision Makers / Construction Portal for Central and Eastern Europe (www.ceeconstruction.com)

We recognize the current global financial crisis as an extraordinary opportunity to benefit from attractive acquisition, development and financing cost and to participate in the upcoming economic recovery that can be expected during the next few years.

While many Western European countries are struggling from the global economic crisis and applying an excessive tax policy that keeps entrepreneurs away from certain business activities, most of the Central and Eastern European Countries (CEECs) offer highly competitive economic policies to facilitate and support investment activities among all industry sectors, especially in the real estate industry.

The following table shows an exemplary overview of the fiscal policy of Bulgaria, one of the most investor-friendly countries in the CEECs region:

Overview of the Fiscal Policy of Bulgaria
Corporate Tax	● ●	Flat rate of 10% on the annual net income Exemption of 0% for regions with high unemployment
Taxation of Real Estate Ownership	●	0.15% of the tax valuation per annum
VAT (Value Added Tax)	● ●	20% flat rate Exemption of 0% on equipment imports for investment projects over EUR 5 million
FDI (Foreign Direct Investments)	●	Foreign investors have the right to acquisition of land and property through a Bulgarian registered company with up to 100% foreign ownership
Tax Treaties	●	Tax treaties with 60 countries for avoidance of double taxation

Source: MINFIN Ministry of Finance of the Republic of Bulgaria (www.minfin.bg)

Due to the investor-friendly business environment of Bulgaria, we are currently assessing several potential real estate projects, which will be further pre-developed during 2010.

DESCRIPTION OF BUSINESS - continued

Distribution

Marketing and sales strategies, including distribution methods to final end-clients, such as property buyers or tenants, strongly depend on the type, size and objectives of a specific real estate development project. Such distribution methods have to be specifically defined for each real estate project.

Apart from specifically adjusted marketing strategies, we will, in general, market, advertise and distribute its real estate properties by contracting licensed local real estate brokers with a proven track record in the company’s project-specific target markets. Furthermore, the company will utilize classic media, such as newspaper and weekly magazines as well as electronic media, focusing on the Web, to support the direct distribution through real estate brokers.

The company plans to build up an international network of independent real estate brokers, where each of them is responsible for a specific geographic local market. Real estate brokers and agents will use their personal network to promote, present and distribute our property products and services. Real estate brokers will be backed by promotion material, such as hard-copy presentations, catalogues and flyers, centrally designed and produced by SREG and the remuneration model follow a commission-based structure.

Distribution and sales activity will be supported by advertising, tradeshows and extensive public relations. The company’s communication strategy foresees the following communication mix:

Advertising Channel	Media Product	Targets
Print Media	Daily newspaper	▪ Media schedule to be defined
	Weekly news magazines	▪ Media schedule to be defined
	Industry-related publications	▪ Regular real estate magazines ▪ Regular architectural and interior design magazines
	Other non-industry publications	▪ Management magazines ▪ Traveler magazines ▪ Holiday catalogues ▪ Fashion / leisure magazines
Electronic Media	Radio	▪ Radio spots ▪ Expert interviews with senior managers of SREG
	Internet / Web	▪ Real estate platforms ▪ Online advertising ▪ Web site linking programs ▪ Search engines listing
	Email	▪ Regular newsletter ▪ News alerts
Events	Industry-related events	▪ Real estate trade shows ▪ Interior design trade shows
	Other events	▪ Sponsoring and co-sponsoring of general public events

Competition

The real estate sector is crowded with a large and varied number of participants, ranging from international multi-billion dollar real estate investment funds to smaller real estate developers who focus on local real estate markets only. We will be a new player in the market for real estate developments. The company’s competitive business conditions will depend on the various geographical target markets and the specific development stage of their local real estate industry.

DESCRIPTION OF BUSINESS - continued

Competition - continued

We expect competition from real estate investment companies, real estate investment funds, and the in-house real estate development departments of construction companies, banks, insurance agencies and/or governmental bodies.

Most of these competitors are more established, have more market experience, benefit from greater market recognition and have substantially greater financial, development and marketing resources than SREG, which enables our competitors to work with higher acquisition power, have better access to funds for project financing, and utilize stronger distribution networks throughout the entire real estate market.

In order to successfully compete, the company will focus on a precisely defined business strategy that concentrates on the following strategic key factors:

•	Lean company structure to avoid excessive administration and management costs;
•	Strong investment discipline in the areas of acquisition of land and building resources;
•	Selective local cooperation with leading legal advisors and engineering firms; and,
•	Ongoing cost and performance tracking to ensure profitable operations.

In comparison to larger traditional real estate development companies and investment funds within the targeted geographical markets, we believe that we will have a unique combination of competitive strengths including a fast decision process, flexible company structure and access to cost efficient land and building resources.

Defined Growth Strategy

At the first stage of the company’s business development strategy, we will act as a pure real estate development firm only. This means that the company will concentrate on the development of real estate concepts and the overall management of their realization. Therefore, the company will not need to deal with any (physical) raw materials.

As a project development and management firm, SREG will depend on a number of third-party suppliers which will be responsible for the execution of various services in the fields of architecture, general planning, infrastructure, building technology, construction, and marketing and sales. Type and range of needed services will depend on the structure of a specific real estate project within a specific geographical target market.

Success-critical topics are the evaluation, selection and acquisition of land resources, the transformation of non-commercial into commercial land resources, the project-related calculation of costs, incomes and returns, and any project-related management of financings in collaboration with banks, funds and other capital providers.

A further success-critical topic is the evaluation, selection and contracting of third-party suppliers, which have to meet the requirements of our particular real estate projects. The selection of such third-party suppliers to meet exactly the requirements of our particular real estate projects is essential for the company’s ability to complete a project in time and without defects and turn it into an asset that generates significant profits.

We are aware of the importance of collaborating with reliable and experienced partners and have therefore carefully defined which services will be outsourced and which services should be managed in-house in the future. The implementation of such outsourcing strategy will be part of the operational day-to-day business.

Low Customer Concentration

We do not anticipate dependence on one or a few major customers for at least the next 12 months or the foreseeable future.

DESCRIPTION OF BUSINESS - continued

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

Our trademark is SOFIA REAL ESTATE GROUP, INC. A specific trademark logo and corporate design, consisting of a graphical symbol and the company name, have been created but not registered, yet.

Apart from this, we do not own and/or hold any patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts and it is not planned to register any in the near future since our business activity does not depend directly or indirectly on any kind of patents, copyrights, trade secrets or any other intellectual property.

Existing or Probable Government Regulations

We are currently not subject to direct federal, state, provincial, or local regulation other than regulations applicable to businesses generally. Usually, the purchase and sale of land and real estate property is, first of all, a private transaction that does not require any government approval.

Nevertheless, certain regulations could be an issue in the fields of land development and/or property transformation, environmental requirements, and direct and/or indirect foreign ownership.

Land resources usually have to be licensed for commercial and/or industrial purposes. It is furthermore expected, that land resources, which shall be used for the construction of commercial buildings, need additional extra licenses for connection with the local infrastructure. Such licensing procedure may depend on local procedures and must be evaluated according to the markets where Sofia Real Estate Group, Inc. intends to enter.

It is not expected that environmental laws of the targeted geographical markets will have any impact on the planned business activity of SREG, either in terms of compliance or cost or otherwise. In any case, SREG does not intend to develop real estate projects where significant environmental concerns might exist.

Direct and/or indirect foreign ownership of property is usually regulated by local laws and national policies of a specific target country. Such regulations vary from country to country and have to be considered and assessed very carefully each time before entering a specific geographical target market. We do not intend to develop real estate projects in countries where significant concerns regarding foreign ownership might exist.

Without the necessary licenses, approvals and authorizations, the company will not be able to run its business as planned, and therefore will not be able to generate revenues and profits.

Research and Development Activities and Costs

We have not incurred any costs to date and have no plans to undertake any research and development activities during the first year of operation.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We rent executive office facilities in Las Vegas, Nevada. This is an office facility which offers office space for $300 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing of our plan. We will continue to use this space for our executive offices for the foreseeable future.

DESCRIPTION OF BUSINESS - continued

Employees

We are a development stage company and currently have no employees, other than our sole officer and director. We intend to hire additional employees on an as needed basis.

It is planned that the operational staff will be employed through the company’s future subsidiaries. The business plan foresees that the company will start its operational business in late 2010. Thus, the company expects to hire local staff at the end of 2010 and/or beginning of 2011.

The amount of employees depends on the amount of real estate projects a specific country company will develop and manage in the future. The typical staffing for one local country company will include:

•	General Manager (aka: County Manager): 1
•	Accounting, Finance and Controlling: 2
•	Development and Project Engineers: 3 to 5
•	Marketing and Sales, Customer Relationship: 1 to 3
•	Assistants and General Clerks: 1 to 3

Total amount of employees expected: 8 to 14

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-K. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

PLAN OF OPERATION

During the first stages of SREG’s growth, our officers, directors and employees will provide all the labor required to execute our business plan, and since we intend to operate with very limited administrative support, they will continue to be responsible for the majority of labor required for at least the first year of operations. Management plans to hire additional employees during the first year of operations, as necessary, to implement our business plan. Due to limited financial resources, each of the management team will dedicate approximately 20-30 hours a week in order to carry out operations.

We are a development stage company with no operations to date, no revenue, no financial backing and insignificant assets. Our plan of operations over the next 12 months is to develop, realize and manage real estate projects with a focus on residential, office and commercial buildings in the Central and Eastern European real estate market. In order to achieve our plan, we have established the following goals over the next 12 months:

•	Establish an operating subsidiary in one of SREG’s target markets and the set-up the local office infrastructure and engagement of operational staff.
•	Begin developing its initial real estate project of a 30,000 m2 residential project, consisting of approximately 30 single-family detached homes.
•	Enter into negotiations with banks, institutional investors, government investment funds, and other sources of funding to launch construction of its first project.
•	Expand into other target markets and continue identifying real estate projects and sources of funding, including financing through one or more private placements of our common stock.
•	Have our registration statement on form S-1 become effective.
•	Begin marketing our company and our preliminary real estate activities to potential tenants and property investors/owners.

PLAN OF OPERATION - continued

Our business objectives are:

•	To develop, build and manage our property investments.
•	Source tenants and real estate buyers to achieve ongoing profitability, cash flows, and create value for our stockholders.
•	Become a well-recognized developer or real estate projects in the CEEC so that we can leverage our reputation among these markets.

Activities to Date

Prior to the date hereof, we have secured shared office space in Las Vegas, Nevada for domestic contact purposes and created a logo for our business. Recently we launched our website, which is accessible at http://www.sofiarealestategroup.com/. The website architecture has been designed to allow easy navigation for our users.

Milestones

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

April 2010 – July 2010

•	Establish an operating subsidiary in one of SREG’s target markets and the set-up the local office infrastructure and engagement of operational staff.
•	Have our registration statement on form S-1 become effective.
•	Begin developing its initial real estate project of a 30,000 m2 residential project, consisting of approximately 30 single-family detached homes.

August 2010 – November 2010

•	Enter into negotiations with banks, institutional investors, government investment funds, and other sources of funding to launch construction of our first project.
•	Begin marketing our company and our preliminary real estate activities to potential tenants and property investors/owners.

December 2010 – March 2011

•	Expand into other target markets and continue identifying real estate projects and sources of funding, including financing through one or more private placements of our common stock.

Liquidity and Cash Resources

We have raised $108,304 from the sale of stock through a private placement to 40 non-affiliated investors for the period from inception through December 31, 2009. We have incurred expenses since inception totaling $29,149 to December 31, 2009 for our incorporation and operating expenses. Our budgeted operating cash expenditures for the next 8 months through December 2010 are approximately $25,000. Therefore, we presently have budgeted a small cash position from operations as of March 2010 and will need for additional capital from the sale of securities to continue operating as a Development Stage Enterprise through 2011.

How long SREG will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by January 1, 2011, which supplements the expected cash flow from our sale of equity securities.

If we fail to generate sufficient cash flows from sales and/or gross profit based on our forecast of expenditures, we will need to raise sufficient capital to continue in existence. We cannot guarantee that additional funding will be available on favorable terms, if at all. If we cannot secure additional financing from outside sources or our existing shareholder base, we may not be able to meet our milestones, and may need to discontinue operations. Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

There are also no material plans or expectations to purchase or sell or manage any real properties in 2010.

DESCRIPTION OF PROPERTY

SREG does not own any property, real or otherwise. We rent our office facility in Las Vegas, Nevada for $300 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing of our plan. We will continue to use this space for our executive offices for the foreseeable future.

We believe our current premises are adequate for our current operations but we will require additional office space within the next 12 months. Management is currently evaluating several locations at the present time.

We do not currently have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, SREG has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of SREG or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On October 16, 2008, we issued 5,000 shares of our common stock to our sole officer and director, Felix Danciu, for services rendered in connection with the formation and organization of our Company at an aggregate value to our Company of $5.00 or $0.001 per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Currently there is no public trading market for our stock, and we have not applied to have SREG’s common stock listed. We intend to apply to have our common stock quoted on the OTC Bulletin Board. No trading symbol has yet been assigned.

Rules governing low-price stocks may affect our stockholders’ ability to resell shares of our common stock.

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the FINRA’s OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. SREG’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - continued

Holders

As of the filing of this prospectus, we have 41 shareholders of record of SREG common stock. We are registering 436,700 shares of our common stock held by 40 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 5,000 shares of common stock held by our sole officer and director.

Dividends

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of SREG to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend, SREG would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

As the Company has no expectations to pay cash dividends in the near future, there may be difficulty in reselling SREG stock.

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from our inception on October 16, 2008 through fiscal year ending December 31, 2009 for each of our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

EXECUTIVE OFFICER COMPENSATION TABLE

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Felix Danciu	2008	$11,100	$0	$5.00	$0	$0	$0	$0	$11,105
CEO, President, Secretary,	2009	$15,600	$0	$0	$0	$0	$0	$0	$15,600
Treasurer

EXECUTIVE COMPENSATION - continued

The following table sets forth the compensation paid by us from our inception on October 16, 2008 through fiscal year ending December 31, 2009 for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, of paid or named executive officers.

DIRECTOR COMPENSATION TABLE

Change in
Pension
		Fees				Value and
		Earned			Non-Equity	Nonqualified	All
		or			Incentive	Deferred	Other
		Paid in	Stock	Option	Plan	Compensation	Compen-
		Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Felix Danciu	2008	$0	$0	$0	$0	$0	$0	$0
Director	2009	$0	$0	$0	$0	$0	$0	$0

All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

Currently, we have no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

Currently, we do not have any long-term incentive plans.

Directors Compensation

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of SREG other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

FINANCIAL STATEMENTS

The audited financial statements of SREG appear on pages F-1 through F-13.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with De Joya Griffith & Company, LLC on accounting and financial disclosure matters.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)

FINANCIAL STATEMENTS

December 31, 2008
and December 31, 2009
(Audited)

Page

Report of Independent Registered Public Accountant	F-2

Financial Statements (Audited)

Balance Sheets as of December 31, 2009 and 2008	F-3

Statements of Operations for the Year Ended December 31, 2009 and from Inception (October 16, 2008) to December 31, 2008 and 2009	F-4

Statements of Stockholders' Equity (Deficit) from Inception (October 16, 2008) to December 31, 2009	F-5

Statements of Cash Flows for the Year Ended December 31, 2009 and from Inception (October 16, 2008) to December 31, 2008 and 2009	F-6

Notes to Financial Statements	F-7 to F-13

De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sofia Real Estate Group, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Sofia Real Estate Group, Inc. (A Development Stage Company) as of December 31, 2009 and December 31, 2008 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and from inception (October 16, 2008) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sofia Real Estate Group, Inc. (A Development Stage Company) as of December 31, 2009 and December 31, 2008 and the results of its operations and cash flows for the years then ended and from inception (October 16, 2008) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has suffered losses from operations and the Company has an accumulated deficit of ($29,049), all of which raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC Henderson,
Nevada March 30, 2010

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 • Facsimile (702) 920-8049

Member Firm with
Russell Bedford International

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
BALANCE SHEETS
(Audited)

	As of	As of
	12/31/2009	12/31/2008

ASSETS

CURRENT ASSETS
Cash	$65,135	$-
Prepaid expense	11,550	-
TOTAL CURRENT ASSETS	76,685	-

TOTAL ASSETS	$76,685	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Salaries payable	$-	$2,500
Accounts payable	30	-
Due to related parties	100	3,331
TOTAL CURRENT LIABILITIES	130	5,831

TOTAL LIABILITIES	130	5,831

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.001 par value; authorized 100,000,000 shares;
issued and outstanding 3,865,400, and 5,000 shares, respectively	3,865	5
Additional paid-in capital, net	104,439	-
Subscriptions receivable	(2,700)	-
Accumulated deficit during development stage	(29,049)	(5,836)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	76,555	(5,831)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$76,685	$-

The accompanying notes are an integral part of these financial statements

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS
(Audited)

	For the	Inception	Inception
	Year Ended	(10/16/08)	(10/16/08)
	12/31/2009	to 12/31/2008	to 12/31/2009

Revenue	$-	$-	$-

Expenses
Salaries	12,950	2,505	15,455
Consulting fees	3,375	-	3,375
General and administrative	6,987	3,331	10,319
Total expenses	23,312	5,836	29,149

Other income (expense)
Other income	100	-	100
Total other income (expense)	100	-	100

Net Income	$(23,212)	$(5,836)	$(29,049)

Basic net loss per share	$(0.01)	$(1.17)
Weighted average number of common shares outstanding: basic	3,479,742	5,000

The accompanying notes are an integral part of these financial statements

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 16, 2008) TO DECEMBER 31, 2009
(Audited)

					Deficit
					Accumulated	Total
	Common Stock		Additional		During the	Stockholders'
	Number of Shares	Amount	Paid-In Capital	Subscriptions Receivable	Development Stage	Equity (Deficit)

Balance, October 16, 2008	-	$-	$-	$-	$-	$-

Common stock issued for services at $0.001 per share October 16, 2008	5,000	5	-	-	-	5

Net loss	-	-	-	-	(5,836)	(5,836)

Balance, December 31, 2008	5,000	5	-	-	(5,836)	(5,831)

Common stock issued for cash at $0.003 per share in January, net	2,700,000	2,700	5,380	-	-	8,080
Common stock issued for cash at $0.10 per share in February	63,000	63	567	-	-	630
Common stock issued for cash at $0.10 per share in March	20,000	20	180	-	-	200
Common stock issued for cash at $0.05 per share in March	132,300	132	6,483	-	-	6,615
Common stock issued for cash at $0.08 per share in March	597,100	597	47,171	-	-	47,768
Common stock issued for cash at $0.12 per share in March	344,300	344	40,972	-	-	41,316
Common stock issued for cash at $1.00 per share in April , net	500	1	490	-	-	490
Common stock issued for cash at $1.00 per share in May	900	1	899	(400)	-	500
Common stock issued for cash at $1.00 per share in June	600	1	599	(600)	-	-
Common stock issued for cash at $1.00 per share in July	200	0	200	(200)	-	-
Common stock issued for cash at $1.00 per share in August	1,300	1	1,299	(1,300)	-	-
Common stock issued for cash at $1.00 per share in September	200	0	200	(200)	-	-

Net loss	-	-	-	-	(23,213)	(23,213)

Balance, December 31, 2009	3,865,400	$3,865	$104,439	$(2,700)	$(29,049)	$76,555

The accompanying notes are an integral part of these financial statements

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS
(Audited)

	For the	Inception	Inception
	Year Ended	(10/16/08)	(10/16/08)
	12/31/2009	to 12/31/2008	to 12/31/2009

Net loss	$(23,212)	$(5,836)	$(29,049)

Adjustments to reconcile net loss to cash used by operations:
Stock for services	-	5	5
Cash Flows from Operating Activities
Changes in operating assets and liabilities:
Decrease in accounts payable	30	-	30
Decrease in prepaid expense	(11,550)	-	(11,550)
Increase (decrease) in salaries payable	(2,500)	2,500	-
Net Cash Used by Operating Activities	(37,232)	(3,331)	(40,564)

Cash Flow from Investing Activities	-	-	-

Cash Flow from Financing Activities
Proceeds from stock issuance	105,599	-	105,599
Proceeds (payments) from due to related parties	(3,231)	3,331	100
Net Cash Provided by Financing Activities	102,368	3,331	105,699

Change in cash	65,135	-	65,135
Beginning cash	-	-	-

Ending cash	$65,135	$-	$65,135

Supplemental Schedule of Cash Payments
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sofia Real Estate Group, Inc. (the “Company”) was incorporated on October 16, 2008 in the State of Nevada and established a fiscal year end of December 31. The Company is a development stage enterprise organized to provide development, general contracting, and property management services in the real estate industry. The Company is currently in the development stage as defined in FASB’s Accounting Standards Codification (‘ASC”) 915 “Development Stage”. All activities of the Company to date relate to its organization, initial funding and share issuances.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements present the balance sheets and statements of operations, stockholders’ equity (deficit) and cash flows of the Company. These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Going Concern
The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company does not have material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern. The Company has a deficit accumulated since inception (October 16, 2008) through December 31, 2009 of ($29,049). The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan, or merge with an operating company. There can be no assurance that the Company will be successful in either situation in order to continue as a going concern. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The officers and directors have committed to advancing certain operating costs of the Company.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions
Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes
The Company follows the liability method of accounting for income taxes in accordance with Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) 740-10 “Income Taxes” which clarified accounting for uncertainty in income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Loss per Share
Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Stock-Based Compensation
The Company accounts for stock-based awards to employees in accordance with Financial Accounting Standards Board’s Accounting Standard Codification 718 “Stock Compensation.” Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by ASC 718. The Company has not adopted a stock option plan and has not granted any stock options.

Fair Value of Financial Instruments
In accordance with the requirements of ASC 825-10 “Financial Instruments” and ASC 820-10 “Fair Value Measurements and Disclosures”, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities approximate their carrying value due to the short-term maturity of the instruments.

Recent Accounting Pronouncements
In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-03 (ASU 2010-03), Extractive Activities—Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures. This amendment to Topic 932 has improved the reserve estimation and disclosure requirements by (1) updating the reserve estimation requirements for changes in practice and technology that have occurred over the last several decades and (2) expanding the disclosure requirements for equity method investments. This is effective for annual reporting periods ending on or after December 31, 2009. However, an entity that becomes subject to the disclosures because of the change to the definition oil- and gas- producing activities may elect to provide those disclosures in annual periods beginning after December 31, 2009. Early adoption is not permitted. The Company does not expect the provisions of ASU 2010-03 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. (See FAS 167 effective date below)

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. (See FAS 166 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. (See EITF 09-1 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance” (“EITF 09-1”). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that begin on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2009, the FASB issued SFAS No. 167 (ASC Topic 810), “Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends the consolidation guidance applicable to variable interest entities. The provisions of SFAS 167 significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R). SFAS 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. SFAS 167 will be effective for the Company beginning in 2010. The Company does not expect the provisions of SFAS 167 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued SFAS No. 166, (ASC Topic 860) “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 166”). The provisions of SFAS 166, in part, amend the derecognition guidance in FASB Statement No. 140, eliminate the exemption from consolidation for qualifying special-purpose entities and require additional disclosures. SFAS 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. The Company does not expect the provisions of SFAS 166 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 3 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company is authorized to issue an aggregate of 100,000,000 common shares with a par value of $0.001 per share. No preferred shares have been authorized or issued.

On October 16, 2008, the sole Director received 5,000 shares of the common stock in the Company at $0.001 per share for a one time non-recurring fee.

On January 20, 2009, the Company granted 2,700,000 shares of the common stock in the Company at $0.003 per share for net cash proceeds of $8,080.

On February 3, 2009, the Company granted 8,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $80.

On February 5, 2009, the Company granted 8,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $80.

On February 12, 2009, the Company granted 10,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $100.

On February 19, 2009, the Company granted 10,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $100.

On February 23, 2009, the Company granted 15,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $150.

On February 27, 2009, the Company granted 12,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $120.

On March 3, 2009, the Company granted 20,000 shares of the common stock in the Company at $0.10 per share for cash proceeds of $200.

On March 9, 2009, the Company granted 132,300 shares of the common stock in the Company at $0.05 per share for cash proceeds of $6,615.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

On March 13, 2009, the Company granted 145,600 shares of the common stock in the Company at $0.08 per share for cash proceeds of $11,648.

On March 17, 2009, the Company granted 152,700 shares of the common stock in the Company at $0.08 per share for cash proceeds of $12,216.

On March 18, 2009, the Company granted 160,000 shares of the common stock in the Company at $0.08 per share for cash proceeds of $12,800.

On March 23, 2009, the Company granted 168,000 shares of the common stock in the Company at $0.12 per share for cash proceeds of $20,160.

On March 25, 2009, the Company granted 176,300 shares of the common stock in the Company at $0.12 per share for cash proceeds of $21,156.

On April 21, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for net cash proceeds of $90.

On April 22, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On April 25, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On April 28, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On April 30, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On May 1, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 3, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 4, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 5, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 5, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 9, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100.

On May 15, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

On May 19, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On May 29, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On June 2, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On June 6, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On June 15, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On June 21, 2009, the Company granted 300 shares of the common stock in the Company at $1.00 per share for cash proceeds of $300. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On July 7, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On July 15, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On August 14, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On August 15, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On August 17, 2009, the Company granted 100 shares of the common stock in the Company at $1.00 per share for cash proceeds of $100. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On August 31, 2009, the Company granted 1,000 shares of the common stock in the Company at $1.00 per share for cash proceeds of $1,000. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

On September 1, 2009, the Company granted 200 shares of the common stock in the Company at $1.00 per share for cash proceeds of $200. Monies have not yet been received thus the amount has been recorded as a subscription receivable.

As of December 31, 2009, the Company has not granted any stock options and has not recorded any stock-based compensation.

SOFIA REAL ESTATE GROUP, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
(Audited)

NOTE 4 – RELATED PARTY TRANSACTIONS

On October 16, 2008, the sole Director received 5,000 shares of common stock in the Company at $0.001 per share for a one time non-recurring fee (See Note 3 – Stockholders’ Equity (Deficit)).

As of December 31, 2008, and December 31, 2009, the balance in due to related parties is $3,331 and $100, respectively. Advances were used to pay for incorporation costs, filing fees and general and administrative expenses. The amounts due to the related party are unsecured and non-interest bearing with no set terms of repayment.

On January 28, 2009, the sole Director advanced $600 to the Company of which $500 has been repaid. The amounts due to the related party are unsecured and non-interest bearing with no set terms of repayment.

On May 1, 2009, the Company entered into a lease agreement for office space with Olive Capital, LLC, an entity controlled by the Company’s officer. The lease requires monthly lease payment of $300 paid on a quarterly basis. The lease is on a month to month term. The Company incurred $2,400 in rent expense during 2009.

NOTE 5 – INCOME TAXES

As of December 31, 2009, the Company had a federal operating loss carry forward of $40,568, of which $3,016 begins to expire around 2028 and $37,552 begins to expire around 2029. There were no provisions made for income taxes for the year ended December 31, 2009.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2009 and 2008:

	2009	2008
Deferred tax assets (liabilities):
Net operating loss carry forward	$14,199	$1,056
Accrual to cash adjustments	(11,419)	2,821
Total deferred tax asset net of liabilities	2,780	3,877

Less: valuation allowance	(2,780)	(3,877)

Net deferred tax asset	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2009 was $2,780. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would be not be realized as of December 31, 2009.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2009 and 2008:

	2009	2008

Federal statutory tax rate	(35.0%)	(35.0%)
Permanent difference and other	35.0%	35.0%

Effective tax rate	-%	-%

NOTE 6 – SUBSEQUENT EVENTS

In accordance with Accounting Standards Codification (ASC) topic 855-10 “Subsequent Events”, the Company has evaluated subsequent events through March 30, 2010, the date which the financial statements were available to be issued. The Company has determined that there were no such events that warrant disclosure or recognition in the financial statements.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days from the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the By-Laws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our By-Laws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person:

•	Reasonably believed that their conduct was in or not opposed to our company’s best interests; or,
•	With respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our By-Laws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

•	By our stockholders;
•	By our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	By independent legal counsel in a written opinion; or,
•	By court order.

INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$25,000
Audit Fees	5,500
Transfer Agent Fees (1)	1,500
SEC Registration	2
Other and Miscellaneous (1)	1,500
Edgarizing and Filing Fees (1)	700
Total	$34,202

(1)	Estimates

RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 as follows:

	Number of Shares	Aggregate Amount	Shareholder

Common Stock Issued for Services at $0.001 per share October 16, 2008	5,000	$5.00	Felix Danciu
Common Stock Issued for Cash at $0.05 per share March 9, 2009	132,300	$6,615.00	United Equity Capital AG
Common Stock Issued for Cash at $0.08 per share March 12, 2009	138,800	$11,104.00	Nali Finance Corp
Common Stock Issued for Cash at $0.08 per share March 13, 2009	145,600	$11,648.00	Una Finance Ltd.
Common Stock Issued for Cash at $0.08 per share March 17, 2009	152,700	$12,216.00	Valentino Marketing Ltd.
Common Stock Issued for Cash at $0.08 per share March 18, 2009	160,000	$12,800.00	Horst Invest Corp
Common Stock Issued for Cash at $0.12 per share March 23, 2009	168,000	$20,160.00	Frostilos Business Corporation
Common Stock Issued for Cash at $0.12 per share March 25, 2009	176,300	$21,156.00	Partner Capital Investment Ltd.
Common Stock Issued for Cash at $0.003 per share January 20, 2009, net	2,700,000	$8,080.00	Agromerkur AG
Common Stock Issued for Cash at $1.00 per share April 21, 2009, net	100	$90.00	Marek Schroder
Common Stock Issued for Cash at $0.10 per share March 3, 2009	20,000	$200.00	Celestial Global Holding Inc.
Common Stock Issued for Cash at $0.10 per share February 27, 2009	15,000	$150.00	Centrino Management Co., Ltd.
Common Stock Issued for Cash at $0.10 per share February 23, 2009	12,000	$120.00	Green Coast Partners Ltd.
Common Stock Issued for Cash at $0.10 per share February 12, 2009	10,000	$100.00	Feng Shui International Co., Ltd.
Common Stock Issued for Cash at $0.10 per share February 19, 2009	10,000	$100.00	Apus Holdings Inc.
Common Stock Issued for Cash at $0.10 per share February 3, 2009	8,000	$80.00	Checkmate Holdings, Inc.
Common Stock Issued for Cash at $0.10 per share February 5, 2009	8,000	$80.00	La Rumba SA
Common Stock Issued for Cash at $1.00 per share April 22, 2009	100	$100.00	Julia Schroder
Common Stock Issued for Cash at $1.00 per share April 25, 2009	100	$100.00	Bennet Schroder
Common Stock Issued for Cash at $1.00 per share April 28, 2009	100	$100.00	Marisa Schroder
Common Stock Issued for Cash at $1.00 per share April 30, 2009	100	$100.00	Vasilios Vordonis
Common Stock Issued for Cash at $1.00 per share May 1, 2009	100	$100.00	Marcos Docal
Common Stock Issued for Cash at $1.00 per share May 3, 2009	100	$100.00	Birthe Docal
Common Stock Issued for Cash at $1.00 per share May 4, 2009	100	$100.00	Loris Docal
Common Stock Issued for Cash at $1.00 per share May 5, 2009	100	$100.00	Leano Docal
Common Stock Issued for Cash at $1.00 per share May 5, 2009	100	$100.00	Mathias Drews
Common Stock Issued for Cash at $1.00 per share May 9, 2009	100	$100.00	Dirk Schewe
Common Stock Issued for Cash at $1.00 per share May 15, 2009	100	$100.00	Jan E. Chason
Common Stock Issued for Cash at $1.00 per share May 19, 2009	100	$100.00	Sven Kriegbaum
Common Stock Issued for Cash at $1.00 per share May 29, 2009	100	$100.00	Jan Kriegbaum
Common Stock Issued for Cash at $1.00 per share June 2, 2009	100	$100.00	Thorsten Forsten
Common Stock Issued for Cash at $1.00 per share June 6, 2009	100	$100.00	Spyros Argyros
Common Stock Issued for Cash at $1.00 per share June 15, 2009	100	$100.00	Spiros Catechis
Common Stock Issued for Cash at $1.00 per share June 21, 2009	300	$300.00	Panagiotis Karadimas
Common Stock Issued for Cash at $1.00 per share July 7, 2009	100	$100.00	Colonial Ventures LLC
Common Stock Issued for Cash at $1.00 per share July 15, 2009	100	$100.00	Stamatios Catcehis
Common Stock Issued for Cash at $1.00 per share August 14, 2009	100	$100.00	Antonio Suffren
Common Stock Issued for Cash at $1.00 per share August 15, 2009	100	$100.00	Themistoclis Catechis
Common Stock Issued for Cash at $1.00 per share August 17, 2009	100	$100.00	Neil Mohinam
Common Stock Issued for Cash at $1.00 per share August 31, 2009	1,000	$1,000.00	April Humblias
Common Stock Issued for Cash at $1.00 per share September 1, 2009	200	$200.00	Ioannis Karadimas
TOTAL	3,865,400	$108,304.00

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

EXHIBITS

Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
10.1	Agreement for Director/Management Services
10.2	Amendment to Agreement for Director/Management Services
5.1	Consent and Opinion re: Legality
23.1	Consent of Accountant

UNDERTAKINGS

SREG hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and,

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, SREG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, SREG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and SREG will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada on April 20, 2010.

SOFIA REAL ESTATE GROUP, INC.

/s/ Felix Danciu

Felix Danciu
President, Principal Executive Officer

/s/ Felix Danciu

Felix Danciu
Treasurer, Principal Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Felix Danciu                                                               April 20, 2010

Felix Danciu
Director